UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  February 4, 2010

P & F INDUSTRIES, INC.

(Exact Name of Registrant as Specified in Charter)

Delaware	1-5332	22-1657413
(State or Other Jurisdiction	(Commission File No.)	(IRS Employer
of Incorporation)		Identification Number)

445 Broadhollow Road, Suite 100, Melville, New York 11747

(Address of Principal Executive Offices) (Zip Code)

Registrant’s telephone number, including area code:  (631) 694-9800

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.              Other Events.

Consistent with the policy the Board of Directors (the “Board”) of P&F Industries, Inc. (the “Company”) adopted on October 8, 2009 (the “Policy”) with respect to suggestions from stockholders directed to the Nominating Committee of the Board (the “Nominating Committee”) as to nominees for election to the Board at annual meetings of the Company’s stockholders (as set forth in the Company’s Current Report on Form 8-K dated October 13, 2009), the Nominating Committee is evaluating the suggestion from Mr. Timothy Stabosz (set forth in his Schedule 13D filed with the Securities and Exchange Commission (the “SEC”) on September 18, 2009, as amended on November 9, 2009) that he be added to the Board. The Nominating Committee is also in the process of determining whether there are other interested independent candidates for the Board. In connection with that determination, the Chairman of the Nominating Committee has invited Lawndale Capital Management, LLC (which has reported, in a Schedule 13D filed with the SEC on February 3, 2010, beneficial ownership of approximately 7.4% of the Company’s common stock) to suggest potential candidates it considers appropriate for addition to the Board.

As contemplated by the Policy, interested candidates will be evaluated by the Nominating Committee in the context of the Nominating Committee’s determination regarding all issues relating the composition of the Board, including the size of the Board, any criteria the Nominating Committee may develop for prospective Board candidates and the qualifications of candidates relative to any such criteria. The Nominating Committee’s identification of potential candidates is ongoing and its recommendation to the Board will be made once that process and the evaluation of identified candidates is completed. The outcome of this process is not currently determinable.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

P & F INDUSTRIES, INC.

Date: February 4, 2010
	By:	/s/ Joseph A. Molino, Jr.
Joseph A. Molino, Jr.
Vice President,
Chief Operating Officer and Chief Financial Officer